SUPPLEMENT FOR DISTRIBUTION SERVICES


This Agreement is between National Life Insurance Company ("Company") and T. Rowe Price Investment Services, Inc., (the "Distributor"), is intended to supplement the Administrative Services Agreement dated May 1, 2004 by, between and among the Company and T. Rowe Price Associates, Inc. ("Price Associates"). All terms herein, unless otherwise defined, shall have the same meaning as used in the Administrative Services Agreement.

Whereas, certain portfolios of the T. Rowe Price Equity Series, Inc. (the "Equity Fund") are authorized to issue a class of shares ("VIP II Class" or "Class") with respect to which the Equity Fund has adopted a plan ("12b-1 Plan") for purposes of paying for distribution services under Rule 12b-1 of the Investment Company Act of 1940 with respect to VIP II Class shares;

Whereas, the Company intends to issue Contracts that will be funded by an investment in the VIP II Class shares; and

Whereas, the Company is interested in performing distribution services for the Distributor with respect to VIP II Class shares in exchange for the receipt of fees pursuant to the 12b-1 Plan.

In consideration of the foregoing and the mutual covenants set forth below the Company and the Distributor agree as follows:

1. Distributor. The Distributor is a broker-dealer registered under the Securities Exchange Act of 1934 and with the National Association of Securities Dealers, Inc. and serves as the principal underwriter of the Equity Fund. The Distributor is affiliated with the Price Associates.

2. Services.

(a) Distribution Services. The Company has agreed to assist Distributor, as it may request from time to time, with the provision of distribution services to the Equity Fund, as they may relate to the investment in the VIP II Class by the Separate Accounts. It is anticipated that such services shall include any activities primarily intended to result in the sale of shares of the VIP II Class, including (but not limited to): (i) distribution of Fund reports, prospectuses, and SAIs for the Class to other than existing holders of Contracts; (ii) the preparation and distribution of sales literature and advertising material for the Class; (iii) continuing education and training of insurance agents and other representatives of the Company with respect to the Class and the Fund's portfolios offering the Class and serving as funding vehicles for the Contracts; (iv) the provision of distribution support services by insurance agents and other representatives of the Company who will provide personal service and attention to the foregoing; and (v) other distribution services in respect of the Class as mutually agreed upon from time to time.

(b) Other Services. The Company agrees to monitor its Contractholders' accounts for excessive trading or market timing activity (as defined in the Fund's prospectus) and agrees to work with the Distributor to deter or block any future such activity.

3. Payment for Distribution Services. In consideration of the distribution services to be provided by the Company and its agents, the Distributor, in accordance with the 12b-1 Plan, shall pay to the Company a fee with respect to the Class of each portfolio of Equity Fund equal to 25 basis points (0.25%) per annum of the average aggregate net asset value of the shares of each Class held by the Separate Accounts under the Participation Agreement. For purposes of computing the payment to the Company contemplated under this Paragraph 3, the average aggregate net asset value of shares of each Class held by the Separate Accounts over a monthly period shall be computed by totaling each Separate Account's aggregate investment (share net asset value multiplied by total number of shares held by the Separate Account) on each business day during the calendar month, and dividing by the total number of business days during each month. The Payments contemplated by this Paragraph 3 shall be calculated by the Equity Fund at the end of each calendar month and will be paid to each Company within 30 calendar days thereafter.

4. Term. The term of this Agreement shall run concurrently with the term of the Administrative Services Agreement.

5. Relationship to Other Agreements. This Agreement is intended to supplement the Administrative Services Agreement and not intended to conflict with or supersede the provisions of the Administrative Services Agreement or the Participation Agreement ("Prior Agreements"). All representations and warranties made by the parties in the Prior Agreements are incorporated into this Agreement and shall be deemed to have been made in connection with this Agreement.


                    T. ROWE PRICE INVESTMENT SERVICES, INC.


                    By:    /s/ Darrell Braman
                           __________________________

                    Name:  Darrell N. Braman
                           __________________________

                    Title: Vice President
                           __________________________


                    NATIONAL LIFE INSURANCE COMPANY


                    By:    /s/ Elizabeth MacGowan
                           __________________________

                    Name:  Elizabeth H. MacGowan
                           __________________________

                    Title: Vice President
                           __________________________

                                   May 1, 2004

National Life Insurance Company


Ladies and Gentlemen:

     This letter sets forth the agreement ("Agreement") between National Life Insurance Company ("you" or the "Company") and the undersigned ("we" or "Price Associates") concerning certain administration services to be provided by you, with respect to the T. Rowe Price Equity Series, Inc. (the "Fund").

     1. The Fund. The Fund is a Maryland Corporation registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940 (the "Act") as an open-end diversified management investment company. The Fund serves as a funding vehicle for variable annuity contracts and variable life insurance contracts and, as such, sells its shares to insurance companies and their separate accounts. With respect to various provisions of the Act, the SEC requires that owners of variable annuity contracts and variable life insurance contracts be provided with materials and rights afforded to shareholders of a publicly-available SEC-registered mutual fund.

     2. The Company. The Company is a Vermont insurance company. The Company issues variable annuity and/or variable life insurance contracts (the "Contracts") supported by the National Variable Life Insurance Account and the National Variable Annuity Account II (the "Separate Account") which is registered with the SEC as a unit investment trust. The Company has entered into a participation agreement (the "Participation Agreement") with the Fund pursuant to which the Company purchases shares of the Fund for the Separate Account supporting the Company's Contracts.

     3. Price Associates. Price Associates serves as the Fund's investment adviser. Price Associates supervises and assists in the overall management of the Fund's affairs under an Investment Management Agreement with the Fund, subject to the overall authority of the Fund's Board of Directors in accordance with Maryland law. Under the Investment Management Agreement, Price Associates is compensated by the Fund for providing investment advisory and certain administrative services (either directly or through its affiliates).


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National Life Insurance Company
May 1, 2004
Page 2


     4. Administrative Services. You have agreed to assist us and/or our affiliates, as we may request from time to time, with the provision of administrative services to the Fund, as they may relate to the investment in the Fund by the Separate Account. It is anticipated that such services may include (but shall not be limited to): the mailing of Fund reports, notices, proxies and proxy statements and other informational materials to holders of the Contracts supported by the Separate Account; the transmission of purchase and redemption requests to the Fund's transfer agent; the maintenance of separate records for each holder of the Contracts reflecting shares purchased and redeemed and share balances; the preparation of various reports for submission to the Fund Directors; the provision of advice and recommendations concerning the operation of the series of the Fund as funding vehicles for the Contracts; the provision of shareholder support services with respect to the Portfolios serving as funding vehicles for the Company's Contracts; telephonic support for holders of Contracts with respect to inquiries about the Fund; and the provision of other administrative services as shall be mutually agreed upon from time to time. The Company agrees to monitor its contractholders' accounts for excessive trading or market timing activity (as defined in the Fund's prospectus) and agrees to work with the Price Associates to deter or block any future such activity.

     5. Payment for Administrative Services. In consideration of the administrative services to be provided by the Company, we shall make payments to the Company on a monthly basis ("Payments"), from our assets, including our bona fide profits as an investment adviser to the Fund, an amount equal to 15 basis points (0.15%) per annum for average aggregate net asset value of shares of the Fund held by the Separate Accounts under the Participation Agreement provided, however, that such Payments shall only be payable for each calendar month during which the aggregate dollar value of shares of the Funds purchased pursuant to the Participation Agreement by the Company in the aggregate exceeds $25,000,000 at all times during that month. Further, this amount shall be increased to 25 basis points (0.25%) per annum of the average aggregate net asset value of shares of the Fund held by the Separate Accounts under the Participation Agreement, provided, however, that such increased Payments shall only be payable with respect to the Fund for each calendar month during which the aggregate dollar value of shares exceeds $250,000,000 at all times during that month. Subject to the terms of Paragraph 6 hereof, TRPI shall be responsible for payments due pursuant to this Paragraph 5 with respect to the purchase of shares of a Fund managed by TRPI. For purposes of computing the Payments to the Company contemplated under this Paragraph 5, the average aggregate net asset value of shares of the Funds held by the Separate Accounts over a monthly period shall be computed by totaling each Separate Account's aggregate investment (share net asset value multiplied by total number of shares held by the Separate Account) on each business day during the calendar month, and dividing by the total number of business days during the month. The Payments contemplated by this Paragraph 5 shall be calculated by TRPI at the end of each calendar month and will be paid to each Company within 30 calendar days thereafter.


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National Life Insurance Company
May 1, 2004
Page 3


     6. Nature of Payments. The parties to this Agreement recognize and agree that Price Associates' Payments to the Company under this Agreement represent compensation for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of the Contracts or of Fund shares; and further, that these payments are not otherwise related to investment advisory or distribution services or expenses, or administrative services which Price Associates is required to provide to owners of the Contracts pursuant to the terms thereof. You represent that you may legally receive the payments contemplated by this Agreement.

     7. Term. This Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one-year periods unless either party notifies the other upon 60-days written notice of its intent not to continue this agreement. This Agreement and all obligations hereunder shall terminate automatically upon the redemption of the Company's and the Separate Account's investment in the Fund, or upon termination of the Participation Agreement.

     8. Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

     9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

     If this Agreement is consistent with your understanding of the matters we discussed concerning your administration services, kindly sign below and return a signed copy to us.

                                            Very truly yours,

                                            T. ROWE PRICE ASSOCIATES, INC.

                                            By:    /s/ Darrell Braman
                                                   _____________________________

                                            Name:  Darrell N. Braman
                                                   _____________________________

                                            Title: Vice President
                                                   _____________________________


Acknowledged and Agreed to:

NATIONAL LIFE INSURANCE COMPANY

By:    /s/ Elizabeth MacGowan
       ________________________________

Name:  Elizabeth H. MacGowan
       ________________________________

Title: Vice President
       ________________________________